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                                                                     Exhibit 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsor and Trustee of Equity Investor Fund,
Focus Series
Biotechnology Portfolio
Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-48303 of our opinion dated March 25, 1999, relating to the Statement of Condition of Equity Investor Fund, Focus Series, Biotechnology Portfolio, Defined Asset Funds and to the reference to us under the heading 'How The Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
March 25, 1999